Exhibit 99.1

TENNECO APPOINTS NEW CHIEF OPERATING OFFICER

January 6, 2015, Lake Forest, IL – Tenneco Inc. (NYSE: TEN) has appointed Brian Kesseler as Tenneco’s chief operating officer, effective January 12, 2015. Kesseler replaces Hari N. Nair who has announced his retirement from the company. Nair’s retirement is effective March 31, following a transition period.

Kesseler, 48, is president of Johnson Controls Power Solutions where he leads a $6 billion global business, supplying more than one-third of the world’s conventional batteries to original equipment manufacturers and the aftermarket. His global responsibilities include strategy development, financial performance, manufacturing operations and technology initiatives.

He is a member of the Johnson Controls executive operating team and serves as the executive sponsor of Johnson Control’s Global Manufacturing Operations Council, providing leadership to achieve operational excellence across the Johnson Controls global enterprise.

Kesseler joined Johnson Controls in 1994 and has served in leadership roles of increasing responsibility in the company’s Automotive Experience and Building Efficiency businesses before assuming his current role in 2013. Prior to Johnson Controls, he worked at Ford Motor Company in the North America Assembly Operations.

“I sincerely thank Hari Nair for his outstanding service to Tenneco. During his tenure, Tenneco has generated significant growth, improved operationally and successfully entered new markets that are key to our future success,” said Gregg Sherrill, chairman and CEO, Tenneco. “With Hari’s decision to retire, I am very pleased that Brian Kesseler is joining Tenneco in this critical role and I look forward to his leadership. He brings excellent global experience and a proven record of driving growth, improving customer satisfaction and delivering shareholder value.”

Nair, 55, has been serving as Tenneco’s chief operating officer since 2010. He has played an important role in developing and implementing strategies for revenue growth while driving profitability improvement. He has been instrumental in the company’s expansion in emerging markets, continued growth in mature markets, global integration across the businesses and continuous operational improvement company-wide.

Concurrent with his retirement from Tenneco, Nair is stepping down from his position on the Tenneco Board of Directors, a position he has held since 2009. The board change is effective immediately.

Tenneco is an $8 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 26,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of clean air and ride performance products and systems for automotive, commercial truck and off-highway original equipment markets and the aftermarket. Tenneco’s principal brand names are Monroe®, Walker®, XNOx™ and Clevite®Elastomer.

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Contacts:
Jane Ostrander
Media inquiries
847 482-5607
jostrander@tenneco.com

Bill Dawson	Linae Golla
Media inquiries	Investor inquires
847 482-5807	847 482-5162
bdawson@tenneco.com	lgolla@tenneco.com

Margie Pazikas
Media inquiries
mpazikas@tenneco.com
32 2 706 9025